Exhibit 5.12

CONSENT OF P. JOHNSON

In connection with (1) the technical report dated September 2002 entitled “Cambior – Rosebel Project Technical Report – Suriname, South America” (the “Rosebel Report”); and (2) the annual information form of the Corporation dated March 31, 2009, which includes reference to my name in connection with information relating to the Rosebel Report and the properties described therein, the undersigned hereby consents to reference to the undersigned’s name and information derived from the Rosebel Report included or incorporated by reference in the Registration Statement on Form F-10 being filed by IAMGOLD Corporation with the United States Securities and Exchange Commission.

Date: July 9, 2009

/s/ Paul Johnson
Name:	Paul M. Johnson
Title:	Manager, Mining
Company:	Osisko Mining Corporation